Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS SECOND QUARTER 2021 RESULTS

•	Updates Capital Plan Projections

•	Highlights Operational Achievements

•	Releases 2020 Corporate Sustainability Overview

•	Receives Approval to Extend Rate Case Filing

DALLAS (August 5, 2021) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended June 30, 2021 net income of $169 million compared to net income of $176 million in the second quarter of 2020. The $7 million quarter-over-quarter decrease in net income was driven by increases in operation and maintenance expense, costs associated with additional investment (primarily depreciation and amortization and property taxes), partially offset by a net increase in revenues contributing to earnings primarily from increases in base transmission and distribution rates and customer growth, net of lower consumption primarily attributable to milder weather.

“I am proud of our second quarter execution and the excellent performance of the men and women of Oncor. In spite of unseasonably mild weather, we experienced continued revenue and customer growth, as people and businesses continued to move to Texas. Our second quarter results again demonstrate that the Oncor service territory is one of the most attractive in the nation, with strong premise, economic development, and transmission interconnection growth,” said Oncor CEO Allen Nye. “This morning Oncor also released its annual corporate sustainability overview. As a company, being good stewards of our environment and good partners to the communities we serve is critical to our operations, and integral to building a safer, more reliable, more sustainable electric grid for Texas.”

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Oncor’s net income of $337 million in the six months ended June 30, 2021 compared favorably to net income of $307 million in the six months ended June 30, 2020. The $30 million period-over-period net income improvement was driven by increases in revenues contributing to earnings primarily from increases in base transmission and distribution rates and customer growth, and favorable changes in other income and deductions, partially offset by increases in costs associated with additional investment (primarily depreciation and amortization and property taxes) and operation and maintenance expense.

Oncor’s total distribution base revenues in the three and six months ended June 30, 2021 as compared to the prior year periods decreased 0.3% (2.2% increase on a weather normalized basis) and increased 4.3% (1.9% increase on a weather normalized basis), respectively. The change in Oncor’s total distribution base revenues in the second quarter of 2021 as compared to the second quarter of 2020 included a 4.9% decrease in distribution base revenues from residential customers (0.2% increase on a weather normalized basis) and a 3.7% increase in distribution base revenues from large commercial and industrial customers. The change in Oncor’s total distribution base revenues in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 included an increase of 5.7% in distribution base revenues from residential customers (0.6% increase on a weather normalized basis) and a 3.1% increase in distribution base revenues from large commercial and industrial customers. Financial and operational results are provided in Tables A, B, C and D below.

Capital Expenditure Plan

Oncor now expects capital expenditures of $2.5 billion in 2021, an increase from its previous guidance of $2.4 billion. In July, Oncor’s board of directors approved a 2022 capital plan of $2.8 billion, an increase from Oncor’s previous 2022 guidance range of between $2.4 billion and $2.5 billion. Oncor’s management also currently expects to recommend to its board of directors capital expenditures of $2.7 billion to $3.0 billion in each of the years 2023 through 2026, for a 2022-2026 capital plan projection of approximately $14.0 billion compared to the previous 2021-2025 capital plan guidance of $12.2 billion. Oncor’s increased capital plan projections are due to Texas’s continued and expected growth in premises, transmission interconnection requests and renewable generation interconnections, as well as additional anticipated grid resiliency investments. Approximately 97% of Oncor’s capital expenditures are recoverable in rates through trackers.

Oncor serves many of the country’s fastest growing cities and counties. Since 2018, Oncor has seen approximately 2% year over year premises growth and expects this to continue, especially in the Dallas/Ft. Worth region. In the three- and six-month periods ended June 30, 2021, Oncor connected approximately 23,000 and 43,000 additional premises, respectively.

New transmission interconnection requests are on pace to exceed prior 2018 record levels by 30 percent. Transmission interconnection requests increased in the second quarter, driven by an increase in requests relating

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to data centers, crypto-currency mining and oil and gas development. Currently, Oncor has more than ten cryptocurrency related requests in queue across its service territory, with electric load requirements ranging from 5 MW to 1.5 GW. A growing emphasis on process electrification has also resulted in an increase in requests in West Texas.

Operational Highlights

In the second quarter of 2021, Oncor completed its joint project with Lubbock Power and Light (“LP&L”), a municipal electricity utility company, owned by the City of Lubbock, Texas. The approximately $370 million project involved the build out of 175 miles of transmission lines and associated station work in the Lubbock and surrounding Texas panhandle areas to join the City of Lubbock to the Electric Reliability Council of Texas (“ERCOT”) market, with the resulting assets split between Oncor and LP&L.

During the quarter, Oncor constructed and placed in service 47 miles of new build transmission lines, including 40 miles associated with the LP&L integration, 93 miles of re-build lines and 21 major substation projects.

On the consumer front, Oncor launched its Energy Collaborative Community, an online portal that brings innovation and communication together to create a new avenue for our customers to share real-time feedback and perspective on how Oncor can better meet customer needs and expectations.

2020 Corporate Sustainability Overview

This morning, Oncor released its 2020 Corporate Sustainability Overview, highlighting environmental, social and governance issues related to the company. The report is available on Oncor’s website at oncor.com, under the Investor Relations section.

Rate Proceeding Update

In May, Oncor filed an application with the Public Utility Commission of Texas (“PUCT”) requesting to extend its deadline for filing a base-rate case from October 1, 2021 to June 1, 2022. All of the stakeholders represented in Oncor’s previous rate and other related PUCT proceedings either supported or were unopposed to the requested extension. On July 29, 2021, the PUCT approved the extension.

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Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET that will include discussion of second quarter 2021 results and other information relating to Oncor. Oncor Chief Executive Officer Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra’s teleconference will be available a few hours after its conclusion on Sempra’s website or by dialing (888) 203-1112 and entering passcode 1398783.

Oncor’s Quarterly Report on Form 10-Q for the period ended June 30, 2021 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will also be available on Oncor’s website, oncor.com.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Net Income

Three and Six Months Ended June 30, 2021 and 2020; $ millions

	Q2 ‘21	Q2 ‘20	YTD ‘21	YTD ‘20
Operating revenues	$1,147	$1,090	$2,286	$2,162

Operating expenses:
Wholesale transmission service	260	233	509	478
Operation and maintenance	232	212	467	444
Depreciation and amortization	209	196	414	389
Provision in lieu of income taxes	36	38	72	67
Taxes other than amounts related to income taxes	135	126	275	257

Total operating expenses	872	805	1,737	1,635

Operating income	275	285	549	527
Other deductions and (income) - net	7	10	14	23
Nonoperating benefit in lieu of income taxes	(3)	(3)	(6)	(6)
Interest expense and related charges	102	102	204	203

Net income	$169	$176	$337	$307

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Six Months Ended June 30, 2021 and 2020; $ millions

	YTD ‘21	YTD ‘20
Cash flows — operating activities:
Net income	$337	$307
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	454	429
Provision in lieu of deferred income taxes - net	37	14
Other – net	1	(1)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	(61)	(7)
Other operating assets and liabilities	(245)	(153)

Cash provided by operating activities	523	589

Cash flows — financing activities:
Issuances of long-term debt	770	1,265
Repayment of long-term debt	—	(465)
Net change in short-term borrowings	(63)	(39)
Capital contributions from members	125	174
Distributions to members	(192)	(183)
Debt discount and financing costs – net	(2)	(35)

Cash provided by financing activities	638	717

Cash flows — investing activities:
Capital expenditures	(1,224)	(1,283)
Expenditures for third party in joint project	(65)	(27)
Reimbursement from third party in joint project	91	13
Other – net	17	11

Cash used in investing activities	(1,181)	(1,286)

Net change in cash and cash equivalents	(20)	20
Cash and cash equivalents — beginning balance	27	4

Cash and cash equivalents — ending balance	$7	$24

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At June 30, 2021 and December 31, 2020; $ millions

	At 6/30/21	At 12/31/20
ASSETS
Current assets:
Cash and cash equivalents	$7	$27
Trade accounts receivable – net	765	760
Amounts receivable from members related to income taxes	22	7
Materials and supplies inventories — at average cost	149	144
Prepayments and other current assets	99	100

Total current assets	1,042	1,038
Investments and other property	149	142
Property, plant and equipment – net	21,998	21,225
Goodwill	4,740	4,740
Regulatory assets	1,898	1,779
Operating lease ROU, third party joint project and other assets	168	248

Total assets	$29,995	$29,172

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$7	$70
Long-term debt due currently	1,150	—
Trade accounts payable	355	392
Amounts payable to members related to income taxes	14	23
Accrued taxes other than amounts related to income taxes	176	269
Accrued interest	86	87
Operating lease and other current liabilities	276	279

Total current liabilities	2,064	1,120
Long-term debt, less amounts due currently	8,853	9,229
Liability in lieu of deferred income taxes	1,997	1,923
Regulatory liabilities	2,856	2,855
Employee benefit obligations	1,792	1,808
Operating lease, third party joint project and other obligations	226	305

Total liabilities	17,788	17,240

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2021 and 2020 – 635,000,000	12,353	12,083
Accumulated other comprehensive loss	(146)	(151)

Total membership interests	12,207	11,932

Total liabilities and membership interests	$29,995	$29,172

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Six Months Ended June 30, 2021 and 2020; mixed measures

	Q2 ‘21	Q2 ‘20	YTD ‘21	YTD ‘20
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	9,987	11,002	20,893	20,419
Commercial, industrial, small business and other	22,902	20,036	42,673	41,039

Total electric energy volumes	32,889	31,038	63,566	61,458

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			81.8	82.1
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			61.1	64.8
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,804	3,723

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended June 30, 2021 and 2020 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.8 million homes and businesses and operating more than 139,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; health epidemics and pandemics, including the evolving COVID-19 pandemic and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; ERCOT grid needs; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under our debt agreements; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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